Real Alloy KEIP Outline 0 Confidential Exhibit 10.60

KEIP 1 Confidential Real Alloy KEIP Outline Term Description Amount 8 Key Executives; maximum base of $1.3 million ($1.2 million plus unspent KERP up to $1.3 million plus up to $433k to the extent goals are exceeded). Timing Payment upon consummation of a sale; provided, however, that 25% of the EBITDA bonus/ASB Bonus in excess of the 100% benchmark KEIP Bonus amounts, if earned, would be payable upon consummation of a chapter 11 plan. For the avoidance of doubt, KEIP Participants are not required to remain with the Company through plan consummation. Other Conditions If participant resigns or is terminated for cause, the bonus will be forfeited. Participation in the program requires the executive to waive any claims Base Bonus Equates to each participant’s designated USD bonus amount, based on their targeted percentage (percent of annual salary) – to be filed under seal Base Bonus Factor KEIP bonuses to be based on each participants “Base Bonus Factor”, equal to each participant’s base bonus divided by the aggregate of all Base Bonuses (to be filed under seal) Achieved Bonus Total Achieved Bonus for all participants would be based on three separate bonuses: Asset Sale = (a) Total Target Bonus (in dollars, all participants) x (b) Asset Percentage x (c) 33.33% DIP Budget = (a) Total Target Bonus (in dollars, all participants) x (b) DIP Budget Percentage x (c) 33.33% EBITDA Achievement = (a) Total Target Bonus (in dollars, all participants) x (b) EBITDA Achievement x (c) 33.33% Bonus Scale Bonuses are determined using a sliding scale: Asset Sale: Based on Gross Proceeds (defined on following page) received; percentages range from 0% to 150% DIP Budget: Net cash flow (excluding professional fees and other specified items) to budget; (i) Under 95% - 0%, (ii) 95% and Higher – 100% EBITDA Achievement: Percentage of EBITDA achieved; percentages range from 0% to 150% KEIP Term Shall be in effect up to the time of an asset sale. Asset sale includes a sale of substantially all of its assets or a change of control transaction (including a credit bid by the senior secured notes)

KEIP

Real Alloy KEIP Outline

- **Asset Sale Bonus** - sliding scale tied to Sale Price. Sale price defined as the sum of (a) Purchase Price (proceeds of any sale available for distribution by the debtors to holders of claims of any type or priority against their estates, excluding any payments by the debtors of any claims pursuant to any transaction documents with the purchaser), (b) $20 million and (c) assumed 503(b)(9) claims, net of any setoff and any reasonable estimates of chapter 5 avoidance actions against the 503(b)(9) claims (provided, however, that such netting shall not occur to the extent chapter 5 avoidance actions or claims giving rise to setoff against such holder of assumed 503(b)(9) claims are acquired by the purchaser). Actual KEIP payment will be based on a straight-line interpolation of the thresholds for any proceeds amount between thresholds. For example, between $330 million and $340 million, each additional $1.0 million in proceeds would result in a 1.5% increase in the bonus percentage. Between $340 million and $350 million, each additional $1.0 million would result in a 0.5% increase
- **DIP Budget Bonus** - based on Net Cash Flow (excluding professional fees, 503(b)(9) payments and any payments authorized under the Critical Vendor Order) threshold compared to the original DIP Budget delivered November 15, 2017. Net Cash Flow less than 95% of budget results in a KEIP bonus percentage of 0% while Net Cash Flow above the 95% threshold results in a percentage bonus of 100%
- **EBITDA Achievement Bonus** - determined on a sliding scale tied to EBITDA generated through the consummation of a sale based on the monthly budget for 2018 dated 12/20/17. EBITDA amounting to less than 90% of forecast results in a KEIP bonus percentage of 0%. Actual EBITDA exceeding 110% of forecast will result in a KEIP bonus percentage of 150%

KEIP - Asset Sale Bonus

Sale Price ($mm)	Percentage of KEIP Bonus	KEIP Proceeds	Gross Sale Price / LTM EBITDA
$300 & Under	0%	$ -	5.5x
$310	50%	$ 216,667	5.7x
$320	65%	$ 281,667	5.8x
$330	80%	$ 346,667	6.0x
$340	95%	$ 411,667	6.2x
$350	100%	$ 433,333	6.4x
$375	105%	$ 455,000	6.8x
$400	110%	$ 476,667	7.3x
$425	125%	$ 541,667	7.8x
$450	150%	$ 650,000	8.2x

KEIP - Net Cash Flow

Net Cash Flow to Budget	Percentage of KEIP Bonus	KEIP Proceeds
Under 95%	0%	$ -
95% and Higher	100%	$433,333

KEIP - EBITDA Achievement

Percentage of EBITDA Achieved	Percentage of KEIP Bonus	KEIP Proceeds
Less than 90%	0%	$ -
90% - 100%	100%	$ 433,333
Above 100% - 110%	110%	$ 476,667
Above 110%	150%	$ 650,000

Note: Assumes $1.3 million is available for the base KEIP amount

Confidential 2